Exhibit 99.1

Contact:  Neenah Paper, Inc.

Bill McCarthy

Vice President — Financial Analysis and Investor Relations

678-518-3278

Neenah Elects Margaret Dano as New Director

ALPHARETTA, GEORGIA. March 25, 2015 - Neenah Paper, Inc. (NYSE:NP) announced today that its Board of Directors elected Ms. Margaret S. Dano on March 24, 2015, to serve as a director, replacing Dr. Mary Ann Leeper, whose retirement from the Board was announced earlier this year. The election of Ms. Dano is effective immediately and she will serve on the Company’s Nominating and Corporate Governance Committee, effective on May 20, 2015.

Ms. Dano has previously held senior leadership positions overseeing global supply chain operations for Honeywell Corporation and Avery Dennison Corporation, as well as serving as Vice President of Corporate Manufacturing & Engineering for Avery. Currently, Ms. Dano is Chairman of the Board for Superior Industries International, Inc. and is also a board member of Douglas Dynamics, Inc.

“We are pleased to have Margaret Dano as our newest Board member,” said John O’Donnell, Chief Executive Officer. “Margaret’s senior executive experience in global manufacturing and supply chain, as well as her public board experience and leadership with manufacturing companies, will contribute to our Board’s record of guidance and support for actions that can consistently increase value for our shareholders.”

About Neenah Paper, Inc.

Neenah is a leader in premium image and performance-based products, including filtration, specialized substrates used for tapes, labels and other products, and high-end printing papers. Products are marketed under well-known brands such as CLASSIC®, ASTROBRIGHTS®, ENVIRONMENT®, CRANE®, ROYAL SUNDANCE®, SOUTHWORTH® KIMDURA®, Gessner®, CRANEMAT™, CRANEGLAS™, JET-PRO® SofStretch™ and varitess®. Neenah is headquartered in Alpharetta, Georgia and its products are sold in over 70 countries worldwide from manufacturing operations in the United States and Germany. Additional information can be found at the company’s web site, www.neenah.com.